Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT ("Agreement") is made and entered into this 11th day of February, 2011, between First China Pharmaceutical Group, Inc., a Nevada corporation (the "Company"), and Mr. Aidan Hwuang, an individual ("Hwuang") (sometimes referred to herein individually as “Party” and collectively as the “Parties”).

Recitals

A.           WHEREAS, Hwuang has served as a member of the Company’s Board of Directors since his appointment on June 7, 2010, and

B.           WHEREAS, the Parties desire to fully and finally discontinue their relationship with one another, and the Company is willing to pay US $150,000.00 to Hwuang in exchange for entering into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Effective as of the date hereof, Hwuang does hereby resign as a member of the Company’s Board of Directors and any and all other positions with the Company or any of its subsidiaries or affiliates.  The Company hereby accepts Hwuang’s resignation.

2.           Subject to the terms and conditions of this Agreement, including the Company’s payment of US $150,000.00 to Hwuang, the receipt and sufficiency of which is hereby acknowledged and accepted, Hwuang agrees (on his own behalf and on behalf of each of his affiliates) to and does hereby release and forever discharge the Company and its affiliates, officers, directors, shareholders and successors in interest of and from any and all claims, demands, rights, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, which Hwuang may now have, has ever had, or may hereafter have against the Company or its affiliates arising contemporaneously with or prior to the date hereof or arising out of any omissions, acts, or facts which have occurred up until the date hereof and whether or not relating to claims pending on, or asserted after, the date hereof.

3.           Subject to the terms and conditions of this Agreement, the Company agrees (on its own behalf and on behalf of each of its affiliates) to and does hereby release and forever discharge Hwuang and his affiliates and successors in interest of and from any and all claims, demands, rights, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, which the Company may now have, has ever had, or may hereafter have against Hwuang or his affiliates arising contemporaneously with or prior to the date hereof or arising out of any omissions, acts, or facts which have occurred up until the date hereof and whether or not relating to claims pending on, or asserted after, the date hereof.

4.           Subject to the terms and conditions of this Agreement, including the Company’s payment of US $150,000.00 to Hwuang before February 19, 2011, the Parties irrevocably covenant to refrain from directly or indirectly asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against the other Party, based upon any matter released hereby.

5.           Without in any way limiting any of the rights and remedies otherwise available the other Party, each Party (each an "Indemnifying Party") shall indemnify and hold harmless each of the other parties hereto from and against all loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of such Indemnifying Party (or any affiliate, assignee or successor of such Indemnifying Party) of any claim or other matter released by such Indemnifying Party pursuant to this Agreement, and (b) the assertion by any third party of any claim or demand against any other party hereto which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Indemnifying Party (or any affiliate, assignee or successor of such Indemnifying Party) against such third party of any claims or other matters released pursuant to this Agreement.

6.           The Parties understand that future claims, demands, rights, liabilities, and causes of action released under Sections 2 and 3 above, which presently are unknown, unforeseen, or not yet in existence may occur and consciously intend to release all such claims.

7.           The Parties represent and warrant that they have made no and shall not make any assignment, transfer, conveyance, pledge, or other disposition of any of the claims, demands, causes of action, obligations, damages, or liabilities released under Sections 2 and 3 above, and that they are fully entitled to give its or his full and complete release of all such claims and demands.

8.           The Parties agree and understand that once this Agreement becomes effective, it cannot be revoked, and no Party can proceed against the other Party on account of any of the claims released herein.  The Parties further agree and understand that any Party defending an action or claim commenced, maintained, or prosecuted in violation of this Agreement will be entitled to recover from the Party bringing the action or claim any damages or costs, including reasonable attorneys' fees and costs, incurred in defending the action or claim.

9.           The Parties represent and warrant that (a) each has read and understands the terms of the Agreement, (b) each has the full power and authority to execute and deliver this Agreement and to perform and carry out all covenants and obligations to be performed and carried out by them hereunder, (c) each has duly taken all required actions to authorize the execution of this Agreement and the performance of the other obligations to be performed by each of them hereunder, (d) this Agreement constitutes a legal, valid, and binding obligation of the Parties, enforceable against such party in accordance with its terms, and (e) each has entered into this Agreement voluntarily and for reasons of their own and not based upon the representations of the other party hereto except as contained in this Agreement.

10.           The Parties shall (i) take all actions necessary to comply promptly with all requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, and (ii) take all actions necessary to obtain (and shall cooperate with the other Party in obtaining) any consent, signature, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

11.           The Parties hereby covenant and agree that they will not, directly or indirectly, (a) disparage the other party; or (b) disseminate, or cause or permit others to disseminate, negative statements regarding the other party.  The Parties further agree to caution their respective affiliates and successors in interest to refrain from any disparaging remarks or conduct.

12.           For a period of 12 months from the date of execution of this Agreement, Hwuang agrees not to (i) directly or indirectly contact any officer, director or affiliate of the Company or any of its subsidiaries for any matters relating to the Company, (ii) directly or indirectly contact any employee, consultant, or advisor of the Company or any of its subsidiaries as provided in writing to Hwuang as of the date of this Agreement for any matters relating to the Company, and (iii) discuss any matters relating to the Company with any regulatory authority governing the Company or any of its subsidiaries without first providing written notice to the Company and affording the Company a reasonable time period to file a protective order in the relevant court and jurisdiction.

13.           This Agreement and any dispute arising hereunder shall be interpreted, enforced, and governed under the laws of Hong Kong.

14.           Hwuang recognizes that if he violates his obligations or covenants under this Agreement, irreparable damage will result to the Company that cannot be remedied by monetary damages.  As a result, Hwuang hereby agrees that, in the event of any such breach by him, or in the event of apparent danger of such breach, the Company shall be entitled to an injunction to restrain the violation of any and all portions of this Agreement by Hwuang, in addition to any other legal remedy available to the Company, and to the recovery of reasonable attorneys' fees which may be incurred in enforcing the provisions of this Agreement.

15.           This Agreement shall be interpreted to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the other remaining provisions of this Agreement.

16.           This Agreement shall be binding upon and inure to the benefit of each of the affiliates, officers, directors, shareholders and successors in interest of each Party.  The Parties may not assign or transfer their rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted assignment or transfer without such consent shall be void.

17.           The Parties hereto acknowledge and agree that nothing in this Agreement is meant to suggest that any party has violated any law or that any Party has any claim against the other Party.

18.           The Parties hereto understand and agree that this Agreement supersedes and displaces any prior agreements made among the Parties relating to its subject matter.  There are no other understandings or agreements between them with respect to such subject matter.  This Agreement may be amended only by written instruments designated as amendments to this Agreement and executed by the signatories or their successors.

19.           This Agreement and all obligations and rights contained herein shall become effective immediately upon the time when both Parties herein execute this Agreement and Hwuang or his designated account has received the fund as indicated in Section 2 hereinabove.

20.           This Agreement may be executed in one or more counterparts, each of which shall constitute a duplicate original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST CHINA PHARMACEUTICAL GROUP, INC., a Nevada corporation
By:	/s/ Zhen Jiang Wang
Name:	Zhen Jiang Wang
Title:	Chairman and Chief Executive Officer

AIDAN HWUANG
/s/ Aidan Hwuang